EXECUTION COPY
AMENDMENT NO. 4 TO CREDIT AGREEMENT
AND AMENDMENT NO. 2 TO RECEIVABLES SALE AGREEMENT

THIS OMNIBUS AMENDMENT (“Amendment”) is entered into as of November 12, 2013 by and among:

(a)	YRCW Receivables LLC (the “Borrower” or “YRCW”),

(b)	YRC Worldwide Inc. (the “Servicer”),

(c)	the financial institutions listed on the signature pages hereof,

(d)	JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and

(e)	YRC Inc., USF Reddaway Inc. and USF Holland Inc. (each an “Originator” and collectively, the “Originators”), with respect to (i) that certain Credit Agreement dated as of July 22, 2011 by and among the Borrower, the Servicer, the lenders party thereto and the Administrative Agent (as amended, amended and restated, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) and (ii) that certain Receivables Sale Agreement dated as of July 22, 2011 among the Originators, the Servicer and YRCW, as buyer (as amended, amended and restated, restated, supplemented or otherwise modified prior to the date hereof, the “Sale Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement or, if not defined therein, in the Sale Agreement.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendments to Credit Agreement. Upon the occurrence of the Amendment Effective Date (as defined in Section 3 below), the Credit Agreement is hereby amended as follows:
(a)    Section 1.01 of the Credit Agreement is hereby amended to insert the following new definitions therein in the appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions, in each case as follows:
"Anti-Corruption Laws" means, with respect to any Person, all laws, rules, and regulations of any jurisdiction applicable to such Person or its subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Rate” means, for any day, (a) with respect to Term A Loans, (i) 7.50% per annum in the case of any Eurodollar Loan and 6.50% per annum in the case of any ABR Loan, (b) with respect to Term B Loans, (i) 10.25% per annum in the case of any Eurodollar Loan and 9.25% per annum in the case of any ABR Loan or (c) with respect to the commitment fees payable hereunder, 7.50% per annum.

K&E 28162413.15

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.
"Sanctioned Country" means, at any time, a country or territory which is the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
(b)     The first paragraph of the definition of “Consolidated EBITDA” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Company’s equity method investments), (d) amortization (including that applied to the Company’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by the Company and its subsidiaries in and during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement (as defined in the YRCW Amended Term Loan as in effect on the Effective Date), (j) deferred financing, legal and accounting costs with respect to the Company’s indebtedness that are charged to non-interest expense on the Company’s income statement in accordance with GAAP, (k) fees, costs and expenses required to be paid in connection with that certain Amendment No. 4 to this Agreement dated as of November 12, 2013 and contemporaneous amendment to the definitive documentation evidencing the YRCW Amended Term Loan, including without limitation any fees, costs and expenses required to be paid as result thereof under the terms of the Contribution Deferral Agreement, and (l) one time cash restructuring charges incurred on or after November 12, 2013 in an aggregate amount not to exceed $40,000,000, minus, to the extent included in Consolidated Net Income, (m) interest income, (n) income tax credits and refunds (to the extent not netted from tax expense), (o) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (p)

any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness, and (q) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its subsidiaries in accordance with GAAP on a consolidated basis.
(c)    The definition of "Excluded Taxes" appearing in Section 1.01 of the Credit Agreement is hereby amended to restate clause (d) thereof in its entirety as follows:
(d)    any U.S. Federal withholding Taxes imposed under FATCA.

(d)    Section 2.12(a) of the Credit Agreement is hereby amended to insert a reference to “liquidity,” immediately before the reference to “special deposit” appearing in clause (i) thereof.
(e)    Section 2.12(b) of the Credit Agreement is hereby amended to (i) insert the words “or liquidity” immediately after the first reference to “capital” appearing therein and (ii) insert the words “and liquidity” immediately after the reference to “capital adequacy” appearing therein.

(f)     Section 3.01 of the Credit Agreement is hereby amended to insert a new clause (x) immediately following clause (w) thereof as follows:
(x)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and to the knowledge of the Borrower its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or use of proceeds will violate Anti-Corruption Laws or applicable Sanctions in any material respect.
(g)    Section 5.04 of the Credit Agreement is hereby amended to insert a new sentence at the end thereof as follows: The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(h)     The Credit Agreement is hereby amended to insert a new Section 6.13 immediately following Section 6.12 of the Credit Agreement as follows:
Section 6.13. Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.

(i)    Section 7(r) of the Credit Agreement is hereby restated in its entirety to read as follows:

(r)    Consolidated EBITDA of the Company and its subsidiaries for any four consecutive fiscal quarter period ending on the date set forth below is less than the amount set forth opposite such period:

Four Consecutive Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
December 31, 2013	$245,000,000
March 31, 2014	$220,000,000
June 30, 2014	$225,000,000
September 30, 2014	$245,000,000
December 31, 2014	$260,000,000

2.    Amendments to Sale Agreement. As of the Amendment Effective Date (as defined in Section 3 below), the Sale Agreement is hereby amended as follows:
(a)    Section 2.01 of the Sale Agreement is hereby amended to insert a new clause (o) immediately following clause (n) thereof as follows:
(o)    Anti-Corruption Laws and Sanctions. Such Person has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by such Person, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Person, its subsidiaries and to the knowledge of such Person its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) such Person, any subsidiary of such Person or to the knowledge of such Person or such subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of such Person, any agent of such Person or any subsidiary of such Person that will act in any capacity in connection with or benefit from this Agreement or the Credit Agreement, is a Sanctioned Person. No transactions made pursuant to or in connection with this Agreement will violate Anti-Corruption Laws or applicable Sanctions in any material respect.
(b)    Section 4.01(a)(i) of the Sale Agreement is hereby amended to delete the reference to “(other than in respect of the auditors’ report delivered in 2012 in respect of the fiscal year ended December 31, 2011, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit)” appearing therein and to replace therefor a reference to “(other than in respect of the auditors’ report delivered in each of 2012 and 2014 in respect of the fiscal years ended December 31, 2011 and December 31, 2013, respectively, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit)”.
(c)     Section 4.01(c) of the Sale Agreement is hereby amended to insert a new sentence at the end thereof as follows:
Such Person will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by such Person, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(d)    Section 4.02 of the Sale Agreement is hereby amended to insert a new clause (i) immediately following clause (h) thereof as follows:
(i)    Anti-Corruption Laws and Sanctions. Such Person will neither sell nor purchase Receivables, and such Person shall not use the proceeds of any such sale or purchase, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents shall not sell nor purchase Receivables nor use the proceeds of any such sale or purchase (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.
3.    Conditions of Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) that each of the following conditions precedent have been satisfied or waived:
(a)    The Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower and the Required Lenders and (ii) a duly executed amendment in respect of the YRCW Amended Term Loan and such amendment shall be in full force and effect substantially contemporaneously with this Amendment.
(b)    The Administrative Agent shall have received payment from the Borrower, for the account of each Lender that has executed and delivered a counterpart signature page to this Amendment at or prior to 12:00 p.m. noon (New York City time) on November 12, 2013 (or such later time as the Administrative Agent and the Borrower shall agree), a consent fee (the “Amendment Consent Fee”) in an amount equal to (i) 1.00 % of the aggregate outstanding principal amount of Term B Loans and (ii) 1.00% of the sum of (x) the aggregate outstanding principal amount of Term A Loans and (y) the unused Term A Commitment, in each case, of such Lender as of the date hereof. The Amendment Consent Fee shall be payable in immediately available funds and, once paid, such fee or any part thereof shall not be refundable.
(c)    The Borrower shall have paid all fees and expenses of the Administrative Agent, Credit Suisse Securities (USA) LLC, in its capacity as sole lead arranger for the Amendment (the “Arranger”), and their respective Affiliates (including, without limitation, all previously invoiced, reasonable, out-of-pocket expenses of the Administrative Agent and the Arranger (including, to the extent invoiced, reasonable attorneys’ fees and expenses), in each case to the extent reimbursable under the terms of, in the case of the Administrative Agent, the Credit Agreement, and in the case of the Arranger, that certain engagement letter dated as of October 24, 2013 between the Borrower and the Arranger) in connection with this Amendment and the other Transaction Documents.

4.    Condition Subsequent to Effectiveness. To the extent not already paid prior to the Amendment Effective Date pursuant to Section 3(b) above, the Borrower agrees to pay to the Administrative Agent for the account of each Lender which delivers an executed signature page to this Amendment after the Amendment Effective Date but prior to 5:00 p.m. (New York City time) on November 15, 2013 the same Amendment Consent Fee payable on November 18, 2013 as the consenting Lender would otherwise be entitled to pursuant to Section 3(b) above.
5.    Representations and Warranties of the Borrower. In order to induce the other parties to enter into this Amendment:
(a)    The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows as of the Amendment Effective Date:
(i)This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and subject to general principles of equity.
(ii)After giving effect to the terms of this Amendment, (i) no Termination Event or Incipient Termination Event has occurred and is continuing and (ii) the representations and warranties of the Borrower or any other Transaction Party set forth in the Credit Agreement, as amended hereby, or any other Transaction Document are true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(b)    The Servicer and each Originator hereby represents and warrants to YRCW as follows as of the Amendment Effective Date:
i.This Amendment and the Sale Agreement, as amended hereby, constitute legal, valid and binding obligations of such party and are enforceable against such party in accordance with their terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and subject to general principles of equity.
ii.After giving effect to the terms of this Amendment, (i) no Servicer Event of Default or Potential Servicer Event of Default has occurred and is continuing and (ii) the representations and warranties of such party set forth in the Sale Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
6.    Reference to and Effect on the Credit Agreement and Sale Agreement.
(a)    Upon the effectiveness hereof, (i) each reference to the Credit Agreement in the Credit Agreement or any other Transaction Document shall mean and be a reference to the Credit Agreement, as amended hereby and (ii) each reference to the Sale Agreement in the Sale Agreement or any other Transaction Document shall mean and be a reference to the Sale Agreement as amended hereby. This

Amendment constitutes a “Transaction Document” for all purposes of the Credit Agreement and the other Transaction Documents.
(b)    Except as specifically amended above, the Credit Agreement, the Sale Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Sale Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
7.    Release. In further consideration of the execution by the Lenders of this Amendment and the services of the Arranger in connection therewith, to the extent permitted by applicable law, the Borrower, on behalf of itself and each of the other Transaction Parties, and all of the successors and assigns of each of the foregoing (collectively, the “Releasors”), hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Administrative Agent, each of the Lenders, the Arranger and, in the case of each of the foregoing, each of its members, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective permitted successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Transactions, (ii) the Obligations, (iii) the Collateral, (iv) the Credit Agreement or any of the other Transaction Documents, (v) the financial condition, business operations, business plans, prospects or creditworthiness of the Borrower or the other Transaction Parties, and (vi) the negotiation, documentation and execution of this Amendment and any documents relating hereto except for Claims determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Releasee (or any of its Related Parties). The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.
8.    Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York, but after giving effect to federal laws applicable to national banks.
9.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
10.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

YRCW RECEIVABLES LLC, as the Borrower

By:__/s/ Mark Boehmer_______________
Name: Mark Boehmer
Title: Vice President

YRC WORLDWIDE INC., as the Servicer

By:___/s/ Jamie Pierson___________________________
Name: Jamie Pierson
Title: Executive Vice President and Chief Financial Officer

YRC INC., as an Originator

By:__/s/ Phil J. Gaines________________
Name: Phil J. Gaines
Title: Senior Vice President, Finance

USF REDDAWAY INC., as an Originator

By:__/s/ Mark Boehmer_______________
Name: Mark Boehmer
Title: Vice President

USF HOLLAND INC., as an Originator

By:__/s/ Mark Boehmer_______________
Name: Mark Boehmer
Title: Vice President

Signature Page to Omnibus Amendment

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:____________________________________
Name:
Title:

Signature Page to Omnibus Amendment